[STRABALA RAMIREZ & ASSOCIATES LETTERHEAD]

January 28, 2002

Greg Gilbert
Startronix International, Inc.
27171 Burbank Road
Lake Forest, CA 92630

Dear Mr. Gilbert:

This is to confirm that the client-auditor relationship between Startronix International, Inc. (Commission file Number 1-9190) and Strabala, Ramirez & Associates, CPAs, Inc. has ceased.

Sincerely,

Strabala, Ramirez & Associates, CPAs, Inc.

/s/ Strabala, Ramirez & Associates, CPAs, Inc.
______________________________________________
Strabala, Ramirez & Associates, CPAs, Inc.

cc: Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C., 20549